Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Vapor Corp. (the “Company”) on Form S-8 (File No. 333-188888), Form S-3 (File No. 333-206053), and Form S-3 (File No. 333-203490) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 8, 2016 with respect to our audits of the consolidated financial statements Vapor Corp. as of December 31, 2015 and 2014 and for the years then ended, which report is included in this Annual Report on Form 10-K of Vapor Corp. for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp

New York, NY

April 8, 2016